EX-35.4
(logo) ncb


2011 Crystal Drive
Suite 800
Arlington, Virginia  22202

TEL  (703) 302-8000
TOLL (800) 955-9622
FAX  (703) 647-3460

February 26,2014

RBS Commercial Funding, Inc. as Depositor
Attn:  Jim Barnard
600 Washington Blvd.
Stamford, CT 06901

RE: Annual Statement as to Compliance
    WFRBS 2013 C15

Dear Sir/Madam:

In accordance with the Pooling and Servicing Agreement entered into in connection with the issuance of the Commercial Mortgage Pass-Through Certificates Series 2013-C15, as an authorized officer of NCB, FSB (NCB) (the "Co-op Special Servicer"), I hereby certify that:

a. A review of the activities of the Co-op Special Servicer during the preceding calendar year and of its performance under the Pooling and Servicing Agreement has been made under my supervision.

b. To the best of my knowledge, based on these reviews, the Co-op Special Servicer has fulfilled all obligations under this agreement in all material respects throughout the year.

Please note that the annual financial statement will be sent under separate cover on or before March 31,2014.


Best regards,

/s/ Karyn Mann
Karyn Mann
Senior Vice President, Investor Compliance
NCB,FSB


www.ncb.coop

Banking & Financial Services
Cooperative Expansion
Economic Development

NCB refers to National Consumer Cooperative Bank and its subsidiaries (primarily NCB Financial Corporation and its subsidiary NCB, FSB), its affiliated non-profit corporation, NCB Capital Impact, and also NCB Community Works,LLC, which is jointly owned by NCB and NCB Capital Impact. Each is a separate corporation within the NCB Financial Group.